Exhibit 3.4

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

Consent of Sole Member

March 22, 2005

The undersigned, EPE Holdings, LLC, a Delaware limited liability company (the “Company”), constituting the general partner of Enterprise GP Holdings L.P., a Delaware limited partnership (“Enterprise Holdings”), does hereby approve of the following recitals and resolutions in its capacity as general partner of Enterprise Holdings:

WHEREAS, pursuant to Section 9(g)(ii) of the TEPPCO GP LLC Agreement, any member of the TEPPCO Board who is not an employee or affiliate of TEPPCO GP shall retire at the first meeting of the TEPPCO Board following attainment of the age of 70 years; and

WHEREAS, the Company, in its capacity as general partner of Enterprise Holdings, has determined that it is advisable and in the best interest of TEPPCO GP and TEPPCO LP to amend the TEPPCO GP LLC Agreement to delete Section 9(g)(ii) in its entirety.

Amendment to TEPPCO GP LLC Agreement

RESOLVED, that the TEPPCO GP LLC Agreement is hereby amended by deleting Section 9(g)(ii) in its entirety;

Miscellaneous

RESOLVED, that all lawful actions heretofore taken by the Company, in its capacity as general partner of Enterprise Holdings, related to or in connection with the transactions contemplated by these resolutions, including, without limitation, the execution and delivery of any agreements, instruments or other documents as the Company deemed necessary, proper or advisable, are hereby adopted, ratified, confirmed and approved in all respects; and

RESOLVED, that the Company, in its capacity as general partner of Enterprise Holdings, be and is, authorized and directed to take any and all such further action, to prepare, amend, execute and deliver all such further agreements, instruments and documents, for and in the name and on behalf of the Company, in its capacity as general partner of Enterprise Holdings, and to pay all such expenses as in its discretion may be necessary, proper or advisable to carry into effect the purposes and intentions of this and each of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has executed this written consent effective as of the date first above written.

ENTERPRISE GP HOLDINGS L.P.
(Sole Member of Texas Eastern Products Pipeline Company, LLC)

By:	EPE Holdings, LLC, its general partner

By:	/s/ RICHARD H. BACHMANN
Richard H. Bachmann
Executive Vice President